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                                                                      Exhibit 11

                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                MGI PHARMA, INC.

                                   (unaudited)

The following information is required in computations of basic and diluted loss per common share for each period:

                              Three Months Ended              Nine Months Ended
                                 September 30,                  September 30,
                         ---------------------------    ---------------------------
                             1998           1997            1998           1997
                         ------------   ------------    ------------   ------------
Net Income (Loss):       $    384,514   $   (136,842)   $    216,592   $ (1,495,425)

Common shares:
  Adjusted weighted
   shares outstanding:
     Basic                 14,452,288     14,135,191      14,330,574     14,108,178

     Assuming dilution     15,019,806     14,135,191      14,847,538     14,108,178

Net Income (Loss) per
  common share:
     Basic               $       0.03   $      (0.01)   $       0.02   $      (0.11)

     Assuming dilution   $       0.03   $      (0.01)   $       0.01   $      (0.11)